EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-111540) and in the related Prospectuses, and the Registration Statements on Form S-8 (File Nos. 333-111393, 333-109006, 333-83804, 333-58518) of American Access Technologies, Inc. of our report dated February 6, 2004, with respect to the consolidated financial statements of American Access Technologies, Inc. and Subsidiaries included in this Annual Report on Form 10-KSB for the year ended December 31, 2003.

/s/ Rachlin Cohen & Holtz LLP
Rachlin Cohen & Holtz LLP

Fort Lauderdale, Florida March 16, 2004